ChinaCast Education Reports Third Quarter 2010 Financial Results

BEIJING, Nov. 9, 2010 /PRNewswire-Asia-FirstCall/ -- ChinaCast Education Corporation (the "Company" or "ChinaCast") (Nasdaq GM:CAST), a leading for-profit, post-secondary and E-learning services provider in China, today announced its financial results for the third quarter ended September 30, 2010.

•	Third Quarter 2010 Highlights(1):
o	Total revenues increased 55% to $18.7 million
o	Gross profit increased 19% to $9.1 million; Gross profit margin was 49%
o	Operating income increased 32% to $7.5 million; Operating income margin was 40%
o	Net income increased 54% to $6.2 million; Net income margin was 33%
o	Diluted EPS of $0.12
o	Adjusted net income (non-GAAP) increased 59% to $8.0 million; Adjusted net income (non-GAAP) margin was 43%
o	Adjusted diluted EPS (non-GAAP) of $0.16
o	Adjusted EBITDA (non-GAAP) increased 51% to $11.7 million; Adjusted EBITDA margin (non-GAAP) was 62%
o	Cash, cash equivalents and term deposits was $150.0 million. Total equity was $276.1 million.

•	Nine Months 2010 Highlights:
o	Total revenues increased 49% to $51.4 million
o	Gross profit increased 26% to $26.8 million; Gross profit margin was 52%
o	Operating income increased 33% to $20.1 million; Operating income margin was 39%
o	Net income increased 47% to $15.7 million; Net income margin was 31%
o	Diluted EPS of $0.32
o	Adjusted net income (non-GAAP) increased 45% to $20.8 million; Adjusted net income margin (non-GAAP) was 40%
o	Adjusted diluted EPS of $0.43
o	Adjusted EBITDA (non-GAAP) increased 44% to $31.0 million; Adjusted EBITDA margin (non-GAAP) was 60%

(1) See financial tables below and the GAAP to non-GAAP reconciliation attached to this press release.  The US dollar figures presented in this release are derived from the corresponding RMB figures from the Company’s Form 10-Q for the period ended September 30, 2010, and are based on the historical exchange rate of US$1.0 = 6.8 RMB on September 30, 2009, and US$1.0 = 6.7 RMB on September 30, 2010.

"We are pleased to report another strong quarter as we continue to successfully execute our growth strategy to be a leader in the China post-secondary education sector," commented Ron Chan, Chairman and Chief Executive Officer.  "During the third quarter we completed the purchase of Hubei Industrial University Business College (HIUBC), which expands our on-campus enrollments by approximately 10,000 students and brings a number of new degree programs including industrial design, computer engineering and law.  Overall growth in enrollments and tuition for the beginning of the 2011 academic school year, which began in September, boosted our cash position to $150 million.  We are now providing accredited degree programs to approximately 32,700 traditional university students and 143,000 e-learning students throughout China."

"We have also made significant progress in launching our international degree programs with our US education partners such as Seton Hall University and our new distance learning joint venture with the China University of Petroleum (CUP), which will add another 40,000 distance learning students and provides us an entry to the adult continuing education sector.  With these new initiatives and the continued long term growth of the post-secondary education sector in China, we believe that we will have tremendous opportunities to accelerate future operating results."

Added Antonio Sena, Chief Financial Officer, "Due to the timing of the HIUBC acquisition which we completed in August, we only recognized one month of revenue contribution during the third quarter.  Despite ongoing investments in growth initiatives such as the international degree programs and ongoing campus expansion and one-time costs related to the Hubei acquisition and joint venture with China University of Petroleum, we still generated 62% EBITDA margins and we believe that we are well-capitalized for future acquisitions. In our view, this underscores the high incremental cash flow and profit generation capacity inherent in our business model."

Third Quarter 2010 Financial Results

ChinaCast is organized into two business segments, the Traditional University Group ("TUG") and the E-Learning Services Group ("ELG").  The TUG offers fully-accredited bachelor and diploma degree programs to students from three universities in China:  the Foreign Trade and Business College ("FTBC") campus in Chongqing, the Lijiang College ("LJC") campus in Guilin and Hubei Industrial University Business College ("HIUBC) in Wuhan.  The ELG encompasses the Company's E-learning education service businesses.

Total Revenues – Total revenues for the quarter increased 55% to $18.7 million from $12.1 million in the third quarter of 2009.  TUG revenue for the quarter increased 143% to $11.2 million from $4.6 million in the third quarter of 2009, primarily due to the acquisition of LJC in the fourth quarter of 2009 and the acquisition of HIUBC in the third quarter of 2010.  TUG total student enrolment for the quarter increased to approximately 32,700 from approximately 12,200 in the third quarter of 2009.  Average revenue per student for the quarter amounted to $463 per student per quarter as compared to $397 per student per quarter in the third quarter of 2009. ELG revenue for the quarter remained flat year-over-year at $7.4 million.  ELG total number of post-secondary students enrolled in courses using the Company's distance learning platform in the quarter increased to 143,000 compared to 141,000 in the third quarter of 2009.  ELG total number of subscribing schools for K-12 distance learning services for the quarter remained stable year-over-year at 6,500.  TUG revenue as a percentage of total revenue for the quarter increased to 60% compared to 38% in the third quarter of 2009.

Cost of Sales – Cost of sales for the quarter increased 115% to $9.6 million from $4.5 million in the third quarter of 2009 primarily due to the acquisition of LJC and HIUBC.

Gross Profit and Gross Margin – Gross profit for the quarter increased 19% to $9.1 million from $7.6 million in the third quarter of 2009.   Gross profit margin for the quarter was 49% compared to 63% in the third quarter of 2009 primarily due to the increase in percentage of total revenue attributed to the TUG business which has a lower gross margin than the ELG business.  The gross profit margin of the TUG business for the quarter was 27% compared to 39% in the third quarter of 2009 primarily due to the acquisition of LJC and HIUBC.  The gross profit margin for the ELG business was 81% compared to 78% primarily due to the decrease in cost of the satellite platform usage fee.

Share Based Compensation – Share based compensation for the quarter decreased 38% to $0.3 million from $0.5 million in the third quarter of 2009.

Amortization of Acquired Intangible Assets – Amortization of acquired intangible assets for the quarter increased 178% to $1.5 million from $0.5 million in the third quarter of 2009 primarily due to the acquisition of LJC and HIUBC.

Operating Expenses – Operating expenses for the quarter decreased 18% to $1.6 million from $2.0 million in the third quarter of 2009 primarily due to a one-time gain of $1.4 million due to an adjustment in the purchase price of the acquisition of LJC partially offset by an increase in administration expenses due to the acquisition of JLC and HIUBC.

Operating Income and Operating Income Margin – Operating income for the quarter increased 32% to $7.5 million from $5.7 million in the third quarter of 2009.  Operating income margin for the quarter was 40% compared to 47% in the third quarter of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower operating income margin than the ELG business.  The operating income margin of the TUG business for the quarter was 18% compared to 35% in the third quarter of 2009 primarily due to the acquisition of LJC and HIUBC.  The operating income margin of the ELG business for the quarter was 74% compared to 54% in the third quarter of 2009 primarily due to the decrease in cost of the satellite platform usage fee.

Income Taxes – Income taxes for the quarter increased 4% to $1.2 million from $1.1 million in the third quarter of 2009 primarily due to the one-time gain of $1.4 million due to an adjustment in the purchase price of the acquisition of LJC which is not taxed but partially offset by an increase in business.

Net Income and Net Income Margin – Net income attributable to the Company for the quarter increased 54% to $6.2 million from $4.0 million in the third quarter of 2009. Net income margin for the quarter remained flat year-over-year at 33%.

Diluted EPS - Diluted earnings per share for the quarter were $0.12 compared to $0.11 in the third quarter of 2009 despite a large year-over-year increase in shares used in the computation.  The weighted average number of shares used in the computation was 50,370,903 for the third quarter of 2010 and 36,379,884 for the third quarter of 2009.  The increase in the diluted share count is primarily due to the capital raise in December 2009 and in June 2010 related to the acquisition of HIUBC.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share based compensation and amortization of acquired intangible assets (non-GAAP) for the quarter increased 59% to $8.0 million from $5.0 million in the third quarter of 2009.  Adjusted net income margin (non-GAAP) for the quarter was 44% compared to 42% in the third quarter of 2009.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share based compensation expenses and amortization of acquired intangible assets (non-GAAP) for the quarter were $0.16 compared to $0.14 in the third quarter of 2009 despite a large year-over-year increase in shares used in the computation.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA (non-GAAP) for the quarter increased 51% to $11.7 million from $7.7 million in the third quarter of 2009.  Adjusted EBITDA margin (non-GAAP) for the quarter was 62% compared to 63% in the third quarter of 2009.

Cash and Bank Balances together with Term Deposits - Cash and bank balances together with term deposits was $150.0 million as of September 30, 2010.  Total equity was $276.1 million.

Nine Months 2010 Financial Results

Total Revenues – Total revenues for the first nine months increased 49% to $51.4 million from $34.5 million in the first nine months of 2009.  TUG revenue for the first nine months increased 126% to $29.9 million from $13.2 million in the first nine months of 2009 primarily due to the acquisition of LJC in the fourth quarter of 2009 and the acquisition of HIUBC in the third quarter of 2010.  ELG revenue for the first nine months remained flat at $21.5 million primarily due to a decrease in equipment sales.  TUG revenue as a percentage of total revenue for the first nine months increased to 58% compared to 38% in the first nine months of 2009.

Cost of Sales – Cost of sales for the first nine months increased 87% to $24.6 million from $13.2 million in the first nine months of 2009 primarily due to the acquisition of LJC and HIUBC.

Gross Profit and Gross Margin – Gross profit for the first nine months increased 26% to $26.8 million from $21.3 million in the first nine months of 2009.   Gross profit margin for the first nine months was 52% compared to 62% in the first nine months of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower gross margin than the ELG business.  The gross profit margin of the TUG business for the first nine months was 30% compared to 37% in the first nine months of 2009.  The gross profit margin of the ELG business for the first nine months was 84% compared to 78% in the first nine months of 2009.

Share Based Compensation – Share based compensation for the first nine months decreased 49% to $1.0 million from $1.9 million in the first nine months of 2009.

Amortization of Acquired Intangible Assets – Amortization of acquired intangible assets for the first nine months increased 133% to $4.1 million from $1.7 million in the first nine months of 2009 due to the acquisition of LJC and HIUBC.

Operating Expenses – Operating expenses for the first nine months increased 7% to $6.7 million from $6.3 million in the first nine months of 2009 primarily due to an increase in administration expenses due to the acquisition of LJC and HIUBC but partially offset by a one-time gain of $1.4 million due to an adjustment in the purchase price of the acquisition of LJC.

Operating Income and Operating Income Margin – Operating income for the first nine months increased 33% to $20.1 million from $15.1 million in the first nine months of 2009.  Operating income margin for the first nine months was 39% compared to 44% in the first nine months of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower operating income margin than the ELG business.  The operating income margin of the TUG business for the first nine months was 23% compared to 34% in the first nine months of 2009 primarily due to the acquisition of LJC and HIUBC.  The operating income margin of the ELG business for the first nine months was 62% compared to 50% in the first nine months of 2009 primarily due to the decrease in cost of the satellite platform usage fee.

Income Taxes – Income taxes for the first nine months increased 33% to $4.1 million from $3.1 million for the first nine months 2009 primarily due to an increase in business but partially offset by the one-time gain of $1.4 million due to an adjustment in the purchase price of the acquisition of LJC which is not taxed.

Net Income and Net Income Margin – Net income attributable to the Company for the first nine months increased 47% to $15.7 million from $10.7 million in the first nine months of 2009.  Net income margin for the first nine months was 31% compared to 31% in the first nine months of 2009 despite the large increase in percentage of total revenue attributed to the TUG business which has a lower net income margin than the ELG business.

Diluted EPS - Diluted earnings per share for the first nine months were $0.32 compared to $0.30 in the first nine months of 2009 despite a large year-over-year increase in shares used in the computation.  The weighted average number of shares used in the computation was 48,176,902 for the first nine months of 2010 and 35,945,254 for the first nine months of 2009.  The increase in the diluted share count is primarily due to capital raises in December 2009 and in June 2010 related to the acquisition of HIUBC.

Adjusted Net Income and Adjusted Net Income Margin - Adjusted net income excluding share based compensation expenses and amortization of acquired intangible assets (non-GAAP) for the first nine months increased 45% to $20.8 million from $14.3 million in the first nine months of 2009.  Adjusted net income margin excluding share based compensation expenses and amortization of acquired intangible assets (non-GAAP) for the first nine months was 40% compared to 42% in the first nine months of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower net income margin than the ELG business.

Adjusted Diluted EPS - Adjusted diluted earnings per share excluding share based compensation expenses and amortization of acquired intangible assets (non-GAAP) for the first nine months were $0.43 compared to $0.40 despite a large year-over-year increase in shares used in the computation.

Adjusted EBITDA and Adjusted EBITDA Margin – Adjusted EBITDA (non-GAAP) for the first nine months increased 44% to $31.0 million from $21.4 million in the first nine months of 2009.  Adjusted EBITDA margin (non-GAAP) for the first nine months was 60% compared to 62% in the first nine months of 2009 primarily due to the large increase in percentage of total revenue attributed to the TUG business which has a lower adjusted EBITDA margin (non-GAAP) than the ELG business.

Financial Outlook for 2010

For the full year ending December 31, 2010, the Company reaffirmed the following previously provided guidance:

•	Total net revenue will be between $78 million to $80 million (a year-on-year increase of 53% to 57%)
•
Adjusted net income excluding share based compensation, amortization of intangibles, gain on disposal of property and equipment, and impairment expenses (non-GAAP) will be between $25 million to $27 million (a year-on-year increase of 34% to 44%)

•	Adjusted EBITDA excluding share based compensation (non-GAAP) will be between $45 million to $47 million (a year-on-year increase of 58% to 65%)

This is the Company's current and preliminary view, which is subject to change.

Conference Call Information

ChinaCast's management team will host an earnings conference call at 8:00 am ET, Wednesday, November 10, 2010.  The dial-in details for the earnings conference call are as follows:

Earnings Call Telephone Numbers:
US/Canada Toll Free:  +1-877-303-9226
International:  +1-760-666-3566

A replay of the earnings conference call will be available at the following numbers:

Replay Telephone Numbers:
US/Canada Toll Free:  +1-800-642-1687
International:  +1-706-645-9291
Replay Pass Code:  20345209

The replay will be available starting at 11:00 am ET, Wednesday, November 10, 2010, through 11:59 pm ET, Wednesday, November 24, 2010.

Additionally, a live and archived version of the earnings call will be available at www.chinacasteducation.com.  Please access the website approximately 10 minutes prior to the start time in order to download and install any necessary software.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-Learning services provider in China. The Company provides post-secondary degree and diploma programs through its three universities in China: The Foreign Trade and Business College of Chongqing Normal University, the Lijiang College of Guangxi Normal University and Hubei Industrial University Business College. These universities offer fully accredited, career-oriented bachelor's degree and diploma programs in business, economics, law, IT/computer engineering, hospitality and tourism management, advertising, language studies, art and music. The Company provides its e-Learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite/fiber broadband network. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses. The Company is listed on NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect", "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income, adjusted net-income margin, adjusted EPS (basic and diluted), adjusted EBITDA and adjusted EBITDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures" included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results."  These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.  The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Contact:

ChinaCast Education
Michael Santos, President-International
+1-202-361-3403
mjsantos@chinacasteducation.com

HC International
Ted Haberfield, Executive Vice President
+1-760-755-2716
thaberfield@hcinternational.net

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share-related data)
	As of		As of
	September 30,		December 31,
	2010	2010	2009
	US$	RMB	RMB
	(Note 1)		(Note 1)
Assets
Current assets:
Cash and cash equivalents	60,471	405,153	327,628
Term deposits	89,552	600,000	507,000
Accounts receivable	7,470	50,050	53,828
Inventory	215	1,438	1,386
Prepaid expenses and other current assets	4,303	28,825	19,212
Amounts due from related parties	513	3,438	6,388
Deferred tax assets	102	682	1,010
Current portion of prepaid lease payments for land use rights	484	3,246	3,246
Total current assets	163,110	1,092,832	919,698
Non-current deposits	1,815	12,159	14,550
Property and equipment, net	109,179	731,498	516,938
Prepaid lease payments for land use rights - non-current	26,758	179,281	144,818
Acquired intangible assets, net	17,471	117,055	71,286
Long-term investments	450	3,015	3,101
Non-current advances to related party	14,874	99,665	99,727
Goodwill	114,737	768,741	503,771
Total assets	448,394	3,004,246	2,273,889

Liabilities and equity
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB1,705 and RMB719 as of September 30, 2010 and December 31, 2009, respectively)	5,938	39,782	16,061
Accrued expenses and other current liabilities (including accrued expenses and other liabilities of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB18,210 and RMB16,740 as of September 30, 2010 and December 31, 2009, respectively)	39,290	263,241	215,631
Deferred revenues (including deferred revenues of the consolidated VIE without recourse to ChinaCast Education Corporation of nil as of September 30, 2010 and December 31, 2009)	47,626	319,097	156,645
Income taxes payable (including income taxes payable of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB4,179 and RMB2,293 as of September 30, 2010 and December 31, 2009, respectively)	13,998	93,793	68,731
Current portion of long-term bank borrowings	25,075	168,000	104,400
Current portion of capital lease obligation	196	1,313	1,323
Other borrowings	224	1,500	200
Total current liabilities	132,347	886,726	562,991
Non-current liabilities:
Long-term bank borrowings	16,418	110,000	134,000
Deferred tax liabilities – non-current	8,150	54,606	30,923
Unrecognized tax benefits – non-current (including unrecognized tax benefits of the consolidated VIE without recourse to ChinaCast Education Corporation of RMB5,662 and RMB5,257 as of September 30, 2010 and December 31, 2009, respectively)	15,111	101,244	62,457
Total non-current liabilities	39,679	265,850	227,380

Total liabilities	172,026	1,152,576	790,371
Commitments and contingencies (Note 15)
Equity:
Ordinary shares (US$0.0001 par value; 100,000,000 shares authorized; 49,778,952 and 45,170,698 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively)	5	36	33
Additional paid-in capital	228,379	1,530,140	1,290,651
Statutory reserve	5,842	39,139	39,139
Accumulated other comprehensive loss	(599)	(4,011)	(6,055)
Retained earnings	36,093	241,822	136,583

Total ChinaCast Education Corporation shareholders’ equity	269,720	1,807,126	1,460,351
Noncontrolling interest	6,648	44,544	23,167

Total equity	276,368	1,851,670	1,483,518

Total liabilities and equity	448,394	3,004,246	2,273,889

See notes to unaudited condensed consolidated financial statements.

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)
(In thousands, except share-related data)

	For the three months ended September 30,			For the nine months ended September 30
	2010	2010	2009	2010	2010	2009
	US$	RMB	RMB	US$	RMB	RMB
	(Note 1)		(Note 1)	(Note 1)		(Note 1)
Revenues:
Service	18,238	122,195	80,289	50,921	341,170	228,391
Equipment	436	2,924	1,896	441	2,955	6,065

	18,674	125,119	82,185	51,362	344,125	234,456

Cost of revenues:
Service	(9,157)	(61,358)	(28,468)	(24,136)	(161,713)	(83,479)
Equipment	(423)	(2,832)	(1,875)	(423)	(2,832)	(6,001)

	(9,580)	(64,190)	(30,343)	(24,559)	(164,545)	(89,480)

Gross profit	9,094	60,929	51,842	26,803	179,580	144,976

Operating (expenses) income:

Selling and marketing expenses (including share-based compensation of RMB nil and RMB267 for the three months ended September 30 for 2010 and 2009, respectively, share-based compensation of RMB410 and RMB1,373 for the nine months ended September 30 for 2010 and 2009, respectively)	(59)	(394)	(899)	(254)	(1,702)	(3,442)
General and administrative expenses (including share-based compensation of RMB1,922 and RMB2,868 for the three months ended September 30 for 2010 and 2009, respectively, share-based compensation of RMB6,114 and RMB11,474 for the nine months ended September 30 for 2010 and 2009, respectively)	(2,957)	(19,817)	(12,964)	(7,816)	(52,369)	(43,603)

Foreign exchange gain (loss)	(1)	(4)	(51)	(83)	(557)	65
Management service fee	-	-	510	-	-	3,806
Gain from change in contingent consideration	1,413	9,467		1,413	9,467
Other operating income	(5)	(34)	41	27	180	548

Total operating expenses, net	(1,609)	(10,782)	(13,363)	(6,713)	(44,981)	(42,626)

Income from operations	7,485	50,147	38,479	20,090	134,599	102,350
Interest income	572	3,829	2,134	1,540	10,316	6,922
Interest expense	(606)	(4,058)	(2,421)	(1,585)	(10,623)	(5,591)
Income before provision for income taxes and earnings in equity method investments	7,451	49,918	38,192	20,045	134,292	103,681
Provision for income taxes	(1,163)	(7,792)	(7,619)	(4,110)	(27,540)	(21,090)
Net income before earnings in equity investments	6,288	42,126	30,573	15,935	106,752	82,591
Loss in equity investments	(4)	(26)	(793)	(13)	(86)	(1,370)
Income from continuing operation, net of tax	6,284	42,100	29,780	15,922	106,666	81,221
Discontinued operations
Loss from discontinued operations, net of taxes of RMB nil for the three months and nine months ended September 30 for 2010 and 2009:	-	-	(388)	-	-	(1,441)
Net income	6,284	42,100	29,392	15,922	106,666	79,780
Less: Net income attributable to noncontrolling interest	(84)	(559)	(2,036)	(213)	(1,427)	(6,945)
Net income attributable to ChinaCast Education Corporation	6,200	41,541	27,356	15,709	105,239	72,835
Net income	6,284	42,100	29,392	15,922	106,666	79,780
Foreign currency translation adjustments	50	338	39	298	1,994	(697)
Comprehensive income	6,334	42,438	29,431	16,220	108,660	79,083
Comprehensive income attributable to noncontrolling interest	(76)	(510)	(2,036)	(206)	(1,377)	(6,945)
Comprehensive income attributable to ChinaCast Education Corporation	6,258	41,928	27,395	16,014	107,283	72,138

Net income per share
Net income attributable to ChinaCast Education Corporation per share:
Basic	0.12	0.83	0.76	0.32	2.21	2.03

Diluted	0.12	0.82	0.75	0.32	2.18	2.03

Weighted average shares used in computation:
Basic	49,834,291	49,834,291	36,133,233	47,693,969	47,693,969	35,814,325

Diluted	50,370,903	50,370,903	36,379,884	48,176,902	48,176,902	35,945,264

See notes to unaudited condensed consolidated financial statements.

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)
	For the nine months ended September 30,
	2010	2010	2009
	US$	RMB	RMB
	(Note 1)		(Note 1)
Cash flows from operating activities:
Net income	15,922	106,666	79,780
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,497	36,832	18,268
Amortization of acquired intangible assets	4,064	27,231	11,833
Amortization of land use rights	375	2,510	1,973
Share-based compensation	973	6,522	12,847
Loss on disposal of property, plant and equipment	-	-	519
Loss in equity investments	13	86	1,370
Changes in assets and liabilities:
Accounts receivable	720	4,823	(23,080)
Inventory	(8)	(52)	(570)
Prepaid expenses and other current assets	(538)	(3,607)	3,019
Non-current deposits	804	5,390	(133)
Amounts due from related parties	440	2,950	5,751
Accounts payable	(397)	(2,657)	6,587
Accrued expenses and other current liabilities	(1,964)	(13,158)	(13,856)
Deferred revenues	23,836	159,699	23,120
Amount due to related party	-	-	(599)
Income taxes payable	2,934	19,656	13,415
Deferred tax assets	139	931	-
Deferred tax liabilities	(710)	(4,765)	(1,816)
Unrecognized tax benefits	1,987	13,320	5,791
Net cash provided by operating activities	54,085	362,377	144,219
Cash flows from investing activities:
Advance to related party	-	-	(20,000)
Purchase of subsidiaries, net of cash acquired	(55,876)	(374,374)
Cash received from noncontrolling interest for establishing joint venture	2,985	20,000
Repayment from advance to related party	9	62	27,544
Purchase of property and equipment	(8,165)	(54,708)	(26,153)
Disposal of property, plant and equipment	120	801
Term deposits	(13,881)	(93,000)	89,000
Deposits for investments	(448)	(3,000)	(103,000)
Net cash used in investing activities	(75,376)	(505,020)	(32,609)

Cash flows from financing activities:
Other borrowings raised	13,955	93,500	10,350
Other borrowings raised from related party	-	-	500
Repayment of other borrowings	(13,761)	(92,200)	(11,367)
Bank borrowings raised	11,940	80,000	128,400
Bank borrowings repaid	(14,090)	(94,400)	(58,400)
Guarantee deposit paid	-	-	(3,000)
Repayment of capital lease obligation	(1)	(10)	88
Proceeds from issuance of shares, net of issuance costs	34,772	232,970	-
Net cash provided by financing activities	32,815	219,860	66,571
Effect of foreign exchange rate changes	46	308	-
Net increase in cash and cash equivalents	11,524	77,217	178,181
Cash and cash equivalents at beginning of the period	48,901	327,628	220,131

Cash and cash equivalents at end of the period	60,471	405,153	398,312

See notes to unaudited condensed consolidated financial statements.

ChinaCast Education Third Quarter and 9 Months FY2010
Reconciliations of Non-GAAP Results of Operations Measures to the Nearest Comparable GAAP Measures

Non-GAAP figures
	3 months ended	3 months ended	YoY
	30/9/2010	30/9/2009	%change
	US$'000	US$'000	+/(-)
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	6,200	4,023	54.11
Share-based Compensation	287	461	(37.74)
Amortization of Acquired Intangible Assets	1,492	537	177.84
Adjusted Net Income (non-GAAP)	7,979	5,021	194
Adjusted Net Margin (non-GAAP)	43%	42%
Adjusted Diluted EPS (Non-GAAP)	0.16	0.14	14.29

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	6,200	4,023	54.11
Depreciation	2,333	965	141.76
Amortization of Acquired Intangible Assets	1,492	537	177.84
Amortization of Land Use Rights	132	98	34.69
Share-based Compensation	287	461	(37.74)
Interest Income	(571)	(314)	81.85
Interest Expense	606	356	70.22
Provision for income taxes	1,163	1,120	3.84
Earnings in equity investments	4	117	(96.58)
Net income attributable to noncontrolling interest	83	299	(72.24)
Adjusted EBITDA (non-GAAP)	11,729	7,662	371
Adjusted EBITDA Margin (non-GAAP)	62%	63%

	9 months ended	9 months ended	YoY
	30/9/2010	30/9/2009	%change
	US$'000	US$'000	+/(-)
Adjusted Net Income (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	15,709	10,711	46.66
Share-based Compensation	973	1,889	(48.49)
Amortization of Acquired Intangible Assets	4,064	1,740	133.56
Adjusted Net Income (non-GAAP)	20,744	14,340	132
Adjusted Net Margin (non-GAAP)	40%	42%
Adjusted Diluted EPS (Non-GAAP)	0.43	0.40	7.50

Adjusted EBITDA (Non-GAAP)
Net income attributable to ChinaCast Education Corporation	15,709	10,711	46.66
Depreciation	5,497	2,686	104.65
Amortization of Acquired Intangible Assets	4,064	1,740	133.56
Amortization of Land Use Rights	375	290	29.31
Share-based Compensation	973	1,889	(48.49)
Interest Income	(1,540)	(1,018)	51.28
Interest Expense	1,586	822	92.94
Provision for income taxes	4,110	3,101	32.54
Earnings in equity investments	13	201	(93.53)
Net income attributable to noncontrolling interest	213	1,021	(79.14)
Adjusted EBITDA (non-GAAP)	31,000	21,443	266
Adjusted EBITDA Margin (non-GAAP)	60%	62%

CONTACT: Michael Santos, President-International of ChinaCast Education, +1-202-361-3403, mjsantos@chinacasteducation.com; or Ted Haberfield, Executive Vice President of HC International, +1-760-755-2716, thaberfield@hcinternational.net